UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 1, 2004
Date of report (Date of earliest event reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(800) 426-5523
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 7.01. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the August 2004 Monthly Review of the Fund’s performance by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2004

By:	/s/ Adelina Louie

Name: Adelina Louie Title: Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW
August 2004

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

Market overview and portfolio performance

The Taiwan Stock Exchange Index (the“TAIEX”) rebounded sharply in August, gaining 6.2% month-over-month in U.S. dollar terms and reversing in part the 8.2% decline in July. The rally in August was across broad sectors, led by foreign fund inflows and an increase in retail investor interest based on: 1) undemanding valuations, 2) the increase in domestic consumption demand following the recent typhoon (i.e., building material and steel) 3) the ease of corporate earnings downgrade worries and 4) the upcoming seasonal pick-up of technology products (i.e., back-to-school and Christmas). In terms of sector performance, cement, textile, automobile and paper were the leaders in August. Technology shares also regained strength driven largely by Integrated Circuit (“IC”), Communication, Printed Circuit Board (“PCB”), Foundry and Packaging gains. During the month of August, the Fund was in-line with the performance of the TAIEX.

Market Outlook

In the near term, we anticipate an up to 8% to 10% increase in the TAIEX. We expect the TAIEX to continue a consolidation trading range between 5,400 to 6,400 by the end of 2004, with catalysts driven by seasonal pick up within the technology sectors, healthy domestic demand and stronger-than-anticipated demand in the industrial cyclical sectors (i.e., steel, petrochemical and shipping). For the industrial cyclical sectors, we expect companies to post better-than-anticipated earnings for 2004. In turn, this should provide a potential share driving force to the TAIEX. We anticipate that Morgan Stanley Capital International’s (“MSCI”) re-weighting adjustment to the Taiwan market will act as a positive catalyst drawing favorable foreign fund inflows to the TAIEX. However, we are cautious about the potential risks, including: 1) global economic slowdown caused by high oil prices, 2) inventory build up on technology products, 3) somewhat cautious guidance given by technology companies, 4) the low visibility of technology companies’ order book and 5) increasing supply in the semiconductor sector.

Portfolio Strategy

For the coming months, our investment strategy is to continue to increase partial weighting in those companies with steady earnings within domestic consumption and industrial cyclical sectors. Meanwhile, we will continue to hold our downstream technology blue-chip stocks with sustainable earnings, and search for quality and growth-driven small-cap shares. In the mid-term, we intend to reduce our weighting in upstream technology shares, and a move to more defensive stocks, when opportunities present themselves.

Total Fund Sector Allocation

As of 08/31/04	% of	% of
	Total Fund	TAIEX
Finance	17.70	19.83
Semiconductor	17.60	15.73
PC & Peripherals	14.30	13.96
Electronics	11.50	13.09
Telecommunications	9.90	2.13
Plastics	4.60	10.96
Iron & Steel	4.00	3.76
Textiles & Apparel	2.60	1.70
Retail	2.40	0.78
Others + Miscellaneous	2.10	9.06
Chemicals	1.60	1.37
Shipping	1.50	2.88
Automobiles, Tires &	1.40	1.80
Accessories	1.30	0.92
Cement	1.20	1.33
Electrical Equipment	0.00	0.70
Wire & Cable	93.70	100.00
Total	6.30
Cash
Tech	53.30	44.91
Non-Tech	29.00	35.26
Financial	17.70	19.83
Total Net Assets: US$208.14Million

Top 10 Holdings of Total Fund Portfolio

As of 08/31/04	% of Total Portfolio

Taiwan Semiconductor Manufacturing Co.	7.90
Asustek Computer, Inc.	6.12
Chunghwa Telecom Co. Ltd.	6.02
Cathay Financial Holding Co. Ltd.	5.31
Hon Hai Precision Industry Co. Ltd.	4.47
Mega Financial Holding Co.	4.30
Chinatrust Financial Holding Co. Ltd.	4.24
China Steel Corp.	4.01
Taishin Financial Holdings Co. Ltd.	3.83
United Microelectronics Corp. Ltd.	3.62
Total	49.82
NAV: US$12.72 Price: US$10.99 Discount: -13.60%
No. of Shares: 16.3Million

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Returns in US$ (%)*

		Taiwan Stock
	The Taiwan Fund, Inc.	Exchange Index
One Month	6.18	6.17
Fiscal Year to Date**	-0.79	2.38
One Year	-0.79	2.38
Three Years	5.77	9.07
Five years	-9.81	-7.95
Ten Years	-3.19	-4.47
Since Inception	9.29	10.45

*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

** The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

	Market Data
	As of 07/30/04	As of 08/31/04
TAIEX	5420.57	5765.54
% change in NTD terms	-7.2	6.36
% change in USD terms	-8.18	-9.38
NTD Daily avg. trading volume (In Billions)	55.31	62.57
USD Daily avg. trading volume (In Billions)	1.63	1.89
NTD Market Capitalization (In Billions)	12034.80	12845.70
USD Market Capitalization (In Billions)	351.42	388.65
FX Rate: (NT$/USD$)	33.99	34.052

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Sally Chang

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